Exhibit 21.1

Subsidiaries	State or Other Jurisdiction of Incorporation or Organization
Engreen, Inc.	California
Engreen India Private Limited	India
Euro Broadband Retail Sàrl	Switzerland
Exede Communications Limitada	Brazil
Exede DEU GmbH	Germany
Exede Servicos De Comunicacoes Rio Limitada	Brazil
IOM Licensing Holding Company Limited	Isle of Man
Thames Space Limited	United Kingdom
ViaSat (IOM) Limited	Isle of Man
ViaSat Antenna Systems S.A.	Switzerland
ViaSat Australia PTY Limited	Australia
ViaSat Broadband Holdings B.V.	Netherlands
ViaSat China Services, Inc.	Delaware
ViaSat Europe S.r.L.	Italy
ViaSat India Pvt. Ltd.	India
ViaSat Ireland Limited	Ireland
ViaSat Netherlands B.V.	Netherlands
ViaSat Peru S.R.L.	Peru
ViaSat Satellite Holdings Limited	United Kingdom
ViaSat Satellite Ventures Holdings Luxembourg S.a.r.l.	Luxembourg
ViaSat Stimulus, LLC	Delaware
ViaSat Technologies Limited	United Kingdom
ViaSat Tecnologia S.A. de C.V.	Mexico
ViaSat UK Limited	United Kingdom
ViaSat VS3 Holdings Limited	United Kingdom
ViaSat Worldwide Limited	Delaware
ViaSat, Inc. Limitada	Chile
VParent, Inc.	Delaware
VService, Inc.	Delaware
Wildblue Communications Canada Corp.	Canada